Exhibit 99.7

CONSENT OF FRANK J. MERCARDANTE

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Placer Sierra Bancshares with the Securities and Exchange Commission on April 7, 2006, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Placer Sierra Bancshares, effective upon completion of the merger as described in the Registration Statement.

/s/ Frank J. Mercardante
Name: Frank J. Mercardante